Exhibit 8.1

DLA Piper LLP (US) 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 T: (312) 368-4000 F: (312) 236-7516

January 13, 2011

Board of Directors
Cornerstone Healthcare Plus REIT, Inc.
1920 Main Street, Suite 400
Irvine, California 92614

Re: Tax Opinion for REIT Status and Registration Statement on Form S-11

Ladies and Gentlemen:

We have acted as counsel to Cornerstone Healthcare Plus REIT, Inc., a Maryland corporation (the “Company”), in connection with the registration by the Company of up to 55,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 7, 2010 (File No. 333-168013) as amended by Pre-effective Amendment No. 2 to Form S-11 filed with the Commission on January 14, 2011, and as may be further amended from time to time (the “Registration Statement”).

In connection with the offering of the Common Stock, you have requested our opinion regarding:

1.
Whether the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) for its taxable years ended December 31, 2008 through December 31, 2010, and whether the Company’s current organization and method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT.

2.
Whether the discussion in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct and complete in all material respects.

In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

Cornerstone Healthcare Plus REIT, Inc.
January 13, 2011

(1)	the Registration Statement;

(2)	the Company’s Articles of Amendment and Restatement of Articles of Incorporation, as amended, as filed as an exhibit to the Registration Statement (the “Amended and Restated Charter”);

(3)	the Company’s Amended and Restated Bylaws, as filed as an exhibit to the Registration Statement (the “Bylaws”);

(4)	the Limited Partnership Agreement of Cornerstone Healthcare Plus Operating Partnership, L.P. (the “Operating Partnership");

(5)	the Company’s Annual Report on Form 10-K for the year ending December 31, 2009; and

(6)	such other documents as may have been presented to us by the Company from time to time.

In addition, we have relied upon the factual representations contained in the Company’s certificate, dated as of the date hereof (the “Company’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and proposed operation of the Company, the Operating Partnership, and their respective subsidiaries.

For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions.   In the course of our representation of the Company, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the Company’s Certificate, or the Reviewed Documents in a material way.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also, with respect to documents we did not prepare ourselves (or did not supervise the execution of), assumed the genuineness of  all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

Cornerstone Healthcare Plus REIT, Inc.
January 13, 2011

The opinions set forth in this letter are based on relevant provisions of the Code, the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:

(i)
The Company, the Operating Partnership, and their respective subsidiaries (if any) will each be operated in the manner described in the Amended and Restated Charter, the Bylaws, the Operating Partnership Limited Partnership Agreement, and the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

(ii)	The Company is a duly formed corporation under the laws of the State of Maryland; and

(iii)	The Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware.

It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. Moreover, the qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

Cornerstone Healthcare Plus REIT, Inc.
January 13, 2011

Based upon and subject to the foregoing, it is our opinion that:

(i)
The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 2008 through December 31, 2010, and the Company’s current organization and method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT; and

(ii)
the discussion in the Registration Statement, under the heading “Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct and complete in all material respects.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to the Company or the Operating Partnership, or to any investment therein.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues, which we assisted in preparing, in the Registration Statement under the heading “Federal Income Tax Considerations.” We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act and the reference to DLA Piper LLP (US) contained in the Registration Statement.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

DLA PIPER LLP (US)